Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-196149, No. 333-40893, No. 333-80003, No. 333-122834 and No. 333-122835) and Form S-3 (No. 333-177964) of Geospace Technologies Corporation of our reports dated November 19, 2015, relating to the consolidated financial statements and financial statement schedule as of and for the year ended September 30, 2015, and the effectiveness of Geospace Technologies Corporation’s internal control over financial reporting as of September 30, 2015, which appear in this Form 10-K.

/s/ BDO USA, LLP

Houston, Texas
November 19, 2015